UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2008

AMB Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23182	35-1905382
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(I.R.S. Employer Incorporation Identification No.)

8230 Hohman Avenue, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (219) 836-5870

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

AMB Financial Corporation (the “Company”) announced today that it anticipates an increase in its non-performing loans from $3.4 million at June 30, 2008 to $5.3 million at September 30, 2008. The increase in non-performing loans is primarily due to the addition of $2.3 million of loans to a single borrower for the purpose of acquiring and developing real estate and building one-to-four family residential units located within the Company’s primary market area. The Company currently anticipates that it will make an addition to its allowance for loan losses (“ALLL”) of $300,000 to $375,000 for the quarter based in part on the above increase in non-performing loans and an increase in loan charge-offs, as well as deteriorating conditions in the local and national economy. However, it should be noted management does not yet have complete information for the quarter ended September 30, 2008 and there can be no assurance the quarterly provision to the ALLL will fall within this range.

The Company also announced that it anticipates an increase in its real estate owned from $620,000 at June 30, 2008 to $1.3 million at September 30, 2008. The increase in real estate owned is primarily due the addition of four single-family residential properties and one nonresidential property.

The above increases in non-performing assets are expected to have an adverse impact on our results of operations as a result of the increase in assets on which we will accrue no interest and the likely increase in maintenance and other costs resulting from the increase in real estate owned.

Based on our current projections, even if we record the maximum increase to our ALLL outlined above, the capital of our subsidiary, American Savings, FSB, will continue to substantially exceed the ratios that must be maintained for such institution to be considered “well capitalized” under the capital guidelines administered by the Federal banking agencies.

This report contains certain forwarding-looking statements about the Company’s securities activities. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They also include words such as “believe,” “expect,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Certain factors could cause actual results to differ materially from expected results including changes in the general economic conditions (such as interest rates, employment levels and real estate values), legislative and regulatory changes, changes in the Company’s business operations and the results thereof and changes in the securities markets. AMB Financial Corporation does not intend to update this Report and expressly disclaims any obligation to do so.

Item 8.  Other Events.

SEC Deregistration. AMB Financial Corporation announced today that its board of directors approved the termination of the registration of its common stock under the Securities Exchange Act of 1934. A Form 15 will be filed with the Securities and Exchange Commission (the “SEC”) on or about September 30, 2008 in order to effect such deregistration. The obligation of AMB Financial Corporation to file periodic reports with the SEC, including reports on Forms 10-KSB, 10-QSB and 8-K, will cease upon filing of the Form 15. Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of AMB to file proxy materials and other reports with the SEC will also cease.

The Company is taking this action in order to reduce operating expenses. The board of directors believes that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting. We will post financial information regarding our operations and financial condition on www.ambfinancial.com, the website of our subsidiary, American Savings, FSB, and will continue to provide stockholders with an annual report containing audited financial statements.

Suspension of Dividend. The board of directors has also determined to suspend the Company’s regular quarterly dividend. The Board has taken this action to conserve cash while management works to resolve the Company’s non-performing assets and return the Company to profitability.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of businesses acquired. Not Applicable.

(b) Pro forma financial information. Not Applicable.

(c) Shell Company Transactions. Not Applicable.

(d) Exhibits. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMB FINANCIAL CORP.

Date: September 30, 2008	By:	/s/ Michael Mellon
Michael Mellon
President and Chief Executive Officer